                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                            ________________
                                FORM S-8

                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933
                            ________________

                             AIRBOMB.COM INC.
         (Exact Name of Registrant as Specified in Its Chapter)

        Delaware                                   51-0401121
        --------                                   ----------
(State of Incorporation)               (I.R.S. Employer Identification No.)

Suite 505 - 1155 Robson Street, Vancouver, British Columbia, Canada V6E 1B5;
----------------------------------------------------------------------------
                        Telephone: (604) 689-1659
                        -------------------------
        (Address and Telephone Number of Principal Executive Offices)

              VARIOUS INCENTIVE STOCK OPTION AGREEMENTS(1)
                        (Full Title of the Plan)

             Agents and Corporations, Inc. 1201 Orange St.,
                 Ste. 600, Wilmington, Delaware 19801;
                      Telephone : (800) 759-2248;
     (Name, Address and Telephone Number of Agent for Service)
                            ________________

                    CALCULATION OF REGISTRATION FEE

==================================================================
                             Proposed    Proposed
Title of        Amount       Maximum     Maximum
Securities      to be        Offering    Aggregate   Amount of
to be           Registered   Price Per   Offering    Registration
Registered      (2), (3)     Share (4)   Price (5)   Fee
------------------------------------------------------------------
Common Stock    672,500      $0.29       $195,025    $48.76
$0.001 par      Shares
value
==================================================================
(1) This registration statement covers the common stock issuable upon the exercise of options issued under 17 separate Incentive Stock Option Agreements to employees of the registrant in the form attached to this registration statement as exhibit 4.1.

(2) This registration statement shall also cover any additional shares of common stock which become issuable under the Incentive Stock Option Agreements by reason of any stock dividend, stock split, re-capitalization, increase provided by the Incentive Stock Option Agreements or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(3) Includes 672,500 shares of common stock issuable under the Incentive Stock Option Agreements.

(4) The Proposed Maximum Offering Price Per Share represents a weighted average of the price at which the options may be exercised under the Incentive Stock Option Agreements in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act of 1933").

(5) The Proposed Maximum Aggregate Offering Price is based on the aggregate exercise price of all options for all shares of Common Stock to be registered. The Proposed Maximum Aggregate Offering Price is calculated solely for the purposes of calculating the registration fee pursuant to Rule 457(h)(l) under Securities Act of 1933.

                           ________________
                              Copies to:
                            Michael A. Cane
                            Cane & Company
                     2300 W. Sahara Ave., Suite 500
                        Las Vegas, Nevada 89102
                             (702) 312-6255

                             PART I

        INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*    Information required by Part I to be contained in Section
     10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

                             PART II

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Airbomb.com Inc. (the "Company"), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1) The Company's Form 10-SB Registration Statement, filed with the Securities and Exchange Commission pursuant to
     Section 12(g) of the Securities Exchange Act of 1934 (the
     "Exchange Act"), on July 31, 2000;

(2) The Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on September 7,
     2000;

(3) The Company's amended Quarterly Report on Form 10-QSB/A filed with the Securities and Exchange Commission on October 12, 2000;

(4) The Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 20,
     2000;

(5) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company's Form 10-SB Registration
     Statement referred to in (1) above;

(6) The description of the Company's Common Stock which is contained in the Form 10-SB Registration Statement, referred to in (1) above, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

John Stull, independent counsel, has provided an opinion regarding the due authorization and valid issuance of the shares of Common
Stock issuable upon exercise of the options.

Item 6.  Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Delaware General Corporation Law and the Bylaws of the Company.

Under the DGCL, a corporation has the power to provide directors with immunity from monetary liabilities and may do so by including such language in the corporation's certificate of incorporation or bylaws. Corporations are empowered to protect directors from breach of the duty of care, but not breaches of the duty of loyalty or the duty of disclosure. Directors who are so protected are free from personal financial liability whether monetary damages arise from legal or equitable remedies. However, directors may still be subject to equitable remedies such as injunction, rescission, and corrective disclosure. The Company's Articles of Incorporation do not contain any such liability limiting language.

Under Delaware law, a corporation may not provide immunity from:

(a) Any breach of a director's duty of loyalty to the corporation or its stockholders;

(b) Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(c) Unlawful payment of dividends or unlawful stock purchases or redemptions; and

(d) Any transaction from which the director derives an improper personal benefit.

The Company's bylaws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with services for or on behalf of the Company. The bylaws also authorize the Company to enter into one or more agreements with any person that provide for indemnification greater or different from that provided in the bylaws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number      Description of Document
-------     -----------------------------------------------------
4.1         Form of Incentive Stock Option Agreements
5.1         Opinion of John Stull regarding the due authorization and
            valid issuance of the shares of Common Stock issuable upon exercise of the options with consent to use.
23.1        Consent of Morgan & Company, CAs
24.1        Power of Attorney (included on the signature page of this
            registration statement).
99.1        List of Shares Registered

Item 9.  Undertakings.

The Company hereby undertakes that it will:

(a) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (1) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (3) include any additional or changed material information on the plan of distribution.

Paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed under the Exchange Act.

(b) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                           SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, Airbomb.com Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on this 10th day of January, 2001.

                            AIRBOMB.COM, INC.

                                 /s/ David Houston
                            By:  ______________________
                                 David Houston, President

                       POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Houston, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature                  Title                          Date
---------                  -----                          ----

/s/ David Houston          President & Director
-----------------------    (Principal Executive Officer)  January 10, 2001
DAVID HOUSTON

/s/ John McCutcheon        Secretary & Director
-----------------------    (Principal Accounting Officer) January 10, 2001
JOHN McCUTCHEON

/s/ David Grossman         Chief Financial Officer
-----------------------    (Principal Financial Officer)  January 10, 2001
DAVID GROSSMAN

/s/ Ronald Erickson
-----------------------    Director                       January  8, 2001
RONALD ERICKSON